LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services
Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
c/o Global Commercial Real Estate
4 World Financial Center, 16th Floor
250 Vesey Street
New York, New York 10080
Attention: David M. Rodgers

Re:
Pooling and Servicing Agreement (the "Agreement") dated as of August 1, 2007 among Merrill Lynch Mortgage Investors, Inc., as depositor, KeyCorp Real Estate Capital Markets, Inc. as Master Servicer No. 1, Wells Fargo Bank, National Association, as Master Servicer No. 2, Midland Loan Services, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee and Custodian, relating to ML-CFC Commercial Mortgage Trust 2007-8, Commercial Mortgage Pass-Through Certificates, Series 2007-8.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee and Custodian hereby certify that:

1. A review of the activities of the Trustee and Custodian during the preceding calendar year and of the performance of the Trustee and Custodian under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Trustee (and as Custodian) has fulfilled all of its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: March 19, 2008

LaSalle Bank National Association, as Trustee and Custodian

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President